SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                        _______________

                           Form S-8

                     REGISTRATION STATEMENT

                             Under

                  THE SECURITIES ACT OF 1933

                        _______________

                     BDM International, Inc.
      (Exact name of issuer as specified in its charter)


               Delaware                                54-1561881
        (State of Incorporation)         (I.R.S. Employer Identification No.)


             1501 BDM Way                             22102-3204
           McLean, Virginia                           (Zip Code)
(Address of Principal Executive Offices)
                         _______________
            BDM INTERNATIONAL, INC. 1994 Stock Option Plan
                       (Full Title of the Plan)
                         _______________

                       John F. McCabe, Esq.
             Corporate Vice President and General Counsel
                      BDM International, Inc.
                          1501 BDM Way
                    McLean, Virginia 22102-3204
             (Name and Address of agent for service)

Telephone number, including area code, of agent for service: (703) 848-5224
                         _______________

                    CALCULATION OF REGISTRATION FEE
                    -------------------------------

                                 Proposed       Proposed
                                 Maximum        Maximum
                    Amount       Offering       Aggregate
Title of Securities to be        Price          Offering    Amount of
to be Registered    Registered   Per Share(1)   Price       Registration Fee
------------------  -----------  ------------  -----------  -----------------
Common Stock
(par value $.01)     1,000,000      $29.25     $29,250,000    $10,086.21

__________________

(1) Computed pursuant to Rule 457(c) and (h)(1) based on the average of the high and low prices on December 18, 1995, as reported by NASDAQ.

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Plan pursuant to Rule 428(b).

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The documents listed in paragraphs (a) through (c) below are incorporated by reference in this registration statement:

           (a) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed March 31, 1995.

           (b) All other reports filed by the Registrant pursuant to
               Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 1994 and the date hereof.

           (c) The description of Registrant's Common Stock contained under the caption "Description of Capital Stock" in Amendment No. 4 to the Registration Statement on Form S-1 (File No. 33-77096) filed under the Securities Act of 1933, as amended (the "Securities Act"), on June 26, 1995.

        In addition, all documents subsequently filed by Registrant pursuant to Sections 3(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

        Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

        Certain legal matters with respect to the validity of the issuance of the Common Stock registered hereby will be passed upon for the Registrant by John F. McCabe, Esq. Mr. McCabe serves as Corporate Vice President and General Counsel to the Registrant and, as of the date hereof, beneficially owns shares of Common Stock with a fair market value in excess of $50,000.

Item 6.  Indemnification of Directors and Officers.

       Section 145 of the General Corporation Law of the State of Delaware empowers a corporation incorporated under that statute to indemnify its directors, officers, employees, and agents and its former directors, officers, employees, and agents and those who serve in such capacities with another enterprise at its request against expenses, as well as judgments, fines, and settlements, actually and reasonably incurred by them in connection with the defense of any action, suit, or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The power to indemnify shall only exist where such officer, director, employee, or agent has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, in the case of a criminal action, where such person had no reasonable cause to believe his or her conduct was unlawful. However, in an action or suit by or in the right of the corporation, unless a court shall determine to the contrary, where such a person has been adjudged liable to the corporation, the corporation shall have no power of indemnification. Indemnification is mandatory to the extent a claim, issue, or matter has been successfully defended. Indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of shareholders, or otherwise. A Delaware corporation also has the power to purchase and maintain insurance on behalf of the persons it has the power to indemnify, whether or not indemnification against such liability would be allowed under the statute. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

       Generally, under the By-laws and Certificate of Incorporation of the Registrant, indemnification of directors and officers is mandatory to the full extent permitted by law.

       The Registrant has provided liability insurance coverage for each director and officer with respect to certain losses arising from claims or charges made against them while acting in their capacities of directors or officers of the Registrant.

Item 7.  Exemption from Registration Claimed.

       Not Applicable.

Item 8.  Exhibits.

       The Exhibit Index on page E-1 is hereby incorporated by reference.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES
                           ----------

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on December 8, 1995.

                                BDM INTERNATIONAL, INC.
                                     (Registrant)


                                   /s/Philip A. Odeen
                                By:_________________________
                                   Philip A. Odeen
                                   President

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, or by his or her duly authorized attorney-in-fact, in the capacities and on the dates indicated.


     Signature                     Title                         Date


/s/ Philip A. Odeen                President and Chief           December 8,
--------------------               Executive Officer, Director   1995
 Philip A. Odeen                   (principal executive officer)


/s/C. Thomas Faulders, III         Executive Vice President,     December 8,
--------------------------         Treasurer and Chief Financial 1995
 C. Thomas Faulders, III           Officer (principal Financial
                                   and accounting officer)


/s/Frank C. Carlucci               Chairman of the Board of      December 15,
--------------------               Directors                     1995
 Frank C. Carlucci


/s/William E. Conway, Jr.          Vice Chairman and             December 15,
-------------------------          Director                      1995
 William E. Conway, Jr.


/s/Dr. Jeanette Grasselli Brown    Director                      December 8,
-------------------------------                                  1995
Dr. Jeanette Grasselli Brown


/s/James A.D. Geier                Director                      December 8,
-------------------                                              1995
James A.D. Geier


/s/Neil Goldschmidt                Director                      December 15,
-------------------                                              1995
 Neil Goldschmidt


/s/Walter Leisler Kiep             Director                      December 15,
----------------------                                           1995
Walter Leisler Kiep


/s/Dr. Hans Mark                   Director                      December 8,
-------------------                                              1995
 Dr. Hans Mark


/s/Thomas G. Ricks                 Director                      December 15,
------------------                                               1995
Thomas G. Ricks




/s/John M. Slosar                  Director                      December 15,
------------------                                               1995
 John M. Slosar


/s/ Helmut Sonnenfeldt             Director                      December 8,
----------------------                                           1995
 Helmut Sonnenfeldt


/s/Dr. William E. Sweeney, Jr.     Director                      December 15,
------------------------------                                   1995
 Dr. William E. Sweeney, Jr.



/s/ Earle C. Williams              Director                      December 8,
----------------------                                           1995
 Earle C. Williams

                         EXHIBIT INDEX


Exhibit No.         Description                     Page No. in Sequential
                                                    Numbering System
-----------         -----------                     ----------------------

4.1                 Amended and Restated
                    Certificate of Incorporation of
                    the Registrant (incorporated by
                    reference to Exhibit 3.1 to
                    Registrant's Registration
                    Statement on Form S-1 filed
                    March 30, 1994 (No. 33-77096)

4.2                 Amended and Restated
                    By-laws of the Registrant
                    (incorporated by reference to
                    Exhibit 3.2 to Registrant's
                    Registration Statement on Form
                    S-1 filed March 30, 1994 (No.
                    33-77096)

4.3                 BDM International, Inc.
                    1994 Stock Option Plan

5.1                 Opinion of John F. McCabe, Esq.
                    Corporate Vice President
                    and General Counsel

24.10               Consent of John F.
                    McCabe, Esq. (included in
                    Exhibit 5.1)